NONQUALIFIED STOCK OPTION AGREEMENT


     This Nonqualified Stock Option Agreement (the "Agreement") is made effective as of the 7 day of August, 1997, between United States Exploration, Inc., a Colorado corporation (the "Company"), and Bruce D. Benson (the "Optionee"). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Option Grant. Pursuant to the Executive Employment Agreement dated August 7, 1997 between the Company and the Optionee (the "Employment Agreement") and subject to the terms and conditions of this Agreement, the Company grants to the Optionee the right and option (the "Option") to purchase up to an aggregate of 1,000,000 shares (the "Optioned Shares") of its common stock, $.0001 par value ("Common Stock").

2. Stock Option Price. The purchase price of the Optioned Shares is $4.50 per share (the "Stock Option Price").

3. Exercisability. The Option [is exercisable from and after the date hereof] [shall become exercisable on the first anniversary of the date hereof.] Notwithstanding anything to the contrary contained in this Section 3, the Option shall become exercisable as to all of the Optioned Shares upon the earliest to occur of [a] immediately prior to the closing of the sale by the Company of all or substantially all of its assets or [b] immediately prior to the closing of any merger, consolidation or other transaction in which the outstanding Common Stock of the Company is converted into or exchanged for other securities or cash or other property, other than a merger or consolidation in which the shareholders of the Company immediately prior to the transaction own at least 60% of the total equity interest in and voting power of the surviving or resulting corporation immediately after the transaction. The Option may be exercised for any Optioned Shares as to which it is then exercisable, in whole or in part, at any time and from time to time, prior to 5:00 p.m., Colorado time, on the tenth anniversary of the date hereof, at which time the Option will expire to the extent not previously exercised.

4. Manner of Exercise. The Option is exercisable by written notice to the Company, signed by the Optionee or other authorized person, in the form attached to this Option. Such notice must be accompanied by payment in full of the Stock Option Price of the Optioned Shares being purchased. Such notice and payment must either be actually delivered to the Company or sent by certified mail to the Company at 1560 Broadway, Suite 1900, Denver, Colorado 80202 (or at such other address as the Company may direct). Within five business days after receipt of such notice and payment, the Company shall deliver to the Optionee certificates representing the Optioned Shares purchased, registered in the name of the Optionee (or such other name as the Optionee may designate in such notice), free and clear of any liens, claims, encumbrances or restrictions. Upon such exercise, the Optionee shall be deemed the record owner of the Optioned Shares purchased upon such exercise without regard to the date on which the related certificate is issued. Notwithstanding the foregoing, if the Option is exercised at any time after the approval or announcement of a transaction described in Section 3 which would accelerate the exercisability of the Option (whether or not the Option has theretofore become fully exercisable), the Optionee may exercise the Option conditioned upon the consummation of said transaction (and may give notice of such exercise at any time after such approval or announcement) and (i) if the transaction is consummated, the Optionee shall be deemed to have been the record owner of the Optioned Shares

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immediately  prior to and on the effective date of the  transaction  and (ii) if the transaction is not consummated, the Company shall return the notice of exercise and related payments (in the form received from the Optionee) to the Optionee and the Option shall be restored to the status it would then have if the transaction had not been approved or announced; provided, however, that if the Option would otherwise expire, the Optionee may instruct the Company to retain the exercise notice and payment and issue the Optioned Shares as to which the Option had become exercisable in accordance with its terms.

5. Payment of Stock Option Prices. The Stock Option Price of any Optioned Shares purchased hereunder may be paid in any of the following ways:

     (a) by check;

     (b) by delivery of certificates representing a number of shares of outstanding Common Stock having a fair market value (based on the closing price or, if the closing price is not reported, the average of the bid and asked prices of the Common Stock on the last trading day before the date said notice is sent by the Optionee) equal to the Stock Option Price, duly endorsed for transfer to the Company and free and clear of any lien, claim, encumbrance or restriction;

     (c) a negotiable promissory note bearing interest at the prime rate from time to time announced by Wells Fargo Bank, with principal payable not later than five years after the date the Option is exercised and accrued interest payable quarterly, and secured by collateral, other than the Optioned Shares being purchased, having a fair market value at least equal to the principal amount of the note; or

     (d) any combination of the foregoing.

At the request of the Optionee, the Company shall cooperate in arranging a so-called "broker-assisted cashless exercise" of the Option, including entering into any agreement reasonably requested by a broker agreeing to forward the certificate representing the Optioned Shares directly to the broker.

6. Securities Law Matters. As soon as reasonably practicable after the date hereof, the Company shall register the Optioned Shares under the Securities Act of 1933 for issuance to the Optionee upon exercise of the Option, and shall keep such registration in effect until the Option has expired or been fully exercised. Such registration shall include a "reoffer prospectus" to allow the Optionee to resell the Optioned Shares. If the Option is exercised prior to the effective date of such registration, at the time of exercise Optionee shall execute and deliver to the Company an investment letter containing such representations and warranties as the Company may reasonably request to establish the availability of exemptions from the registration requirements of federal and applicable state securities laws, and the certificates representing the Optioned Shares shall bear an appropriate legend.

7. Nonassignable Option. Neither the Option nor any other rights acquired by the Optionee under this Agreement are assignable or transferable by the Optionee. Any sale, assignment, transfer, pledge or other disposition of any Option contrary to the provisions of this Agreement, and any levy or any attachment or

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similar  process  upon any  Option,  will be null and void.  The  Option  may be exercised only by the Optionee during the Employee's lifetime, except as otherwise specifically provided in Section 8.

8. Employment Termination. If the Optionee's employment with the Company is terminated prior to the expiration or exercise in full of the Option:

     (a) If such termination is by the Company for Cause (as defined below), the Option may be exercised by the Optionee for a period of 90 days following termination to the extent that it was exercisable on the date of termination, but otherwise shall expire. "Cause" means the occurrence of any of the following events:

          (i) Optionee's conviction, beyond possibility of appeal, of a felony or other crime involving moral turpitude, dishonesty, theft or fraud;

          (ii) Optionee's willful disregard of the express instructions of the Board, provided that such instructions are not contrary to applicable law or the provisions of this Agreement and that the Board has given Optionee written notice of such disregard and Optionee has failed to begin compliance with such instructions to the reasonable satisfaction of the Board within 10 days after such notice;

          (iii) any willful act of gross misconduct by Optionee that is materially and demonstrably injurious to the Company; or

          (iv) the repeated failure by Optionee to perform his duties and responsibilities hereunder after having been cautioned in writing by the Board on at least two prior occasions over a period of at least 60 days.

A decision to terminate Optionee's employment as a result of any disagreement by the Board with decisions made by Optionee or any dissatisfaction on the part of the Board with the quality of Optionee's performance hereunder shall not constitute termination for Cause for purposes of this Section.

     (b) If such termination results from the Optionee's death or disability (defined as Optionee's inability, by virtue of illness or physical or mental incapacity or disability from any cause or causes whatsoever, to perform Optionee's essential functions under the Employment Agreement, whether with or without reasonable accommodation, for a period exceeding 180 days), the Option may be exercised by the Optionee or his representative for a period of one year following said termination to the extent that it was exercisable on the date of termination, but otherwise shall expire.

     (c) If such termination is by the Company for any other reason other than cause, or for no reason, or is by the Optionee (unless such termination constitutes a breach of the express terms of the Employment Agreement or any other written employment agreement between the Company and the Optionee then in effect or results from the death or disability of the Optionee), the Option

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shall become or continue to be exercisable as to all of the Optioned Shares from and after the date of such termination and through and including the expiration date stated in Section 3.

9. Adjustments in Certain Events.

     (a) Stock Splits. In the event of a stock dividend, stock split or other transaction as a result of which the outstanding shares of Common Stock are divided into a larger number of shares or combined into a smaller number of shares, the number of Optioned Shares and the Stock Option Price shall be proportionately adjusted.

     (b) Merger, Etc. In the event of a merger, consolidation, sale of all or substantially all of the property of the Company, or reclassification, recapitalization or reorganization of the Common Stock or of the Company, in each case which results in the holders of the Company's Common Stock receiving, in exchange for or upon conversion of or in addition to their shares of Common Stock, securities, cash or other property, the Optionee shall be entitled to receive, upon any exercise of the Option after the effective date of such transaction, the securities (including Common Stock), cash or other property he would have owned or been entitled to receive had he exercised the Option immediately prior to the effective date of such transaction. If the transaction is a merger or consolidation, as a condition to the transaction, the Company shall cause the surviving or resulting entity to agree in writing for the benefit of the Optionee to deliver such securities, cash or other property upon exercise of the Option.

10. Fractional Shares. No fractional shares shall be issued upon exercise of this Option. In lieu of any fractional shares otherwise issuable, the Company shall pay the Optionee the fair market value thereof.

11. Withholding. Whenever compensation income is recognized by the Optionee with respect to the Option, the Company may require (as a condition of Option exercise) the Optionee to make a withholding tax payment to the Company. The amount of such payment shall equal the amount of federal and state income tax that the Company is required to withhold with respect to the issuance of such stock. To the extent the required withholding tax payment is not timely made by the Optionee, the Company may either withhold such payment from the Optionee's cash compensation or make such other arrangements as the Board determines.

12. General Provisions.

     (a)  Delivery.  Delivery of any notice or document  shall occur upon actual delivery to the recipient (including receipt of telecopy or facsimile transmission), and shall be deemed delivered the third day following mailing by U.S. certified mail, postage prepaid, return receipt requested, addressed to the recipient's then current mailing address. Any corporate officer or other authorized agent may receipt for any notice or document on behalf of the Company.

     (b) Amendment. This Agreement may be amended only in a written instrument signed by both parties.


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     (c) Binding  Effect.  This  Agreement  is binding  upon,  and inures to the benefit of, the parties and their respective heirs, legal representatives and permitted successors and assigns.

     (d) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter, and it supersedes all prior written and oral agreements.

     (e) No Waiver. No waiver of any default under this Agreement will be considered valid unless in writing, and no such waiver will be deemed as a waiver of any subsequent default of the same or similar nature.

     (f) Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Colorado.

The Company and the Optionee have signed this Agreement effective as of the date first above written, notwithstanding the actual date of signing.

                                           United States Exploration, Inc.



  8/7/97                                   By:  /s/  Demetrie D. Carone
------------------                            ----------------------------------
Date                                       Title:  President
                                                 -------------------------------


                                           Optionee:

  8/7/97                                   /s/  Bruce D. Benson
------------------                         -------------------------------------
Date                                       Bruce D. Benson


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                              NOTICE OF EXERCISE OF
                            NONQUALIFIED STOCK OPTION


     The undersigned ("Optionee") hereby elects to exercise the Option (as defined in the Nonqualified Stock Option Agreement dated August ___, 1997) as to ______ shares of the common stock, $.0001 par value ("Common Stock"), of United States Exploration, Inc. (the "Company"), at a price of $_________ per share. The undersigned is enclosing with this Notice payment in full of the purchase price in the following form:

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     The certificate for the shares issuable as a result of this exercise should be registered in the name of the Optionee (unless otherwise indicated in a writing accompanying this Notice) and delivered to the following address:

       ---------------------------
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       ---------------------------

     The Optionee will pay the Company any amount that the Company is required to withhold as a result of this exercise.


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                                     Name


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                                     Signature

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                                     Social Security Number

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                                     Date








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